Exhibit 17.2

JOANN HILTON

Board of Directors
Argenta Systems, Inc.
132-2220 Shannon Ridge Drive
Kelowna, B.C. CANADA
V4T ZT6

Re:  Resignation

Gentlemen:

I hereby resign as an Officer and Director of the Corporation effective immediately.

Very truly yours,

/s/ Joann Hilton